As filed with the Securities and Exchange Commission on May 23, 2019

1933 Act Registration No. 333-185659

1940 Act Registration No. 811-22781

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐

Post-Effective Amendment No. 97	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 99	☒

(Check appropriate box or boxes)

GOLDMAN SACHS TRUST II

(Exact Name of Registrant as Specified in Charter)

200 West Street

New York, New York 10282

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (212) 902-1000

CAROLINE L. KRAUS, ESQ.

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

(Name and Address of Agent for Service)

Copies to:

STEPHEN H. BIER, ESQ.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 97 to the Registration Statement on Form N-1A (File No. 333-185659) of Goldman Sachs Trust II (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this Post-Effective Amendment No. 97 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-1A setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 97 does not modify any other part of the Registration Statement.

PART C: OTHER INFORMATION

Item 28. Exhibits

(a)	(1)	Amended and Restated Agreement and Declaration of Trust dated April 16, 2013 (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

	(2)	Amended Schedule A dated February 28, 2019 to the Amended and Restated Agreement and Declaration of Trust dated April 16, 2013 (incorporated by reference from Post-Effective Amendment No. 89 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(b)	Amended and Restated By-laws dated April 16, 2013 (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

(c)	Instruments defining the rights of holders of Registrant’s shares of beneficial interest: Article III, Sections 3.1, 3.2 and 3.6, Article V, Article VI, Article VII, Section 7.7, Article VIII Sections 8.4 and 8.9 of the Registrant’s Amended and Restated Declaration of Trust, incorporated herein by reference as Exhibit (a); and Article II of the Registrant’s Amended and Restated By-Laws, incorporated by reference to Exhibit (b) herein (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

(d)	(1)	Management Agreement dated April 16, 2013 between Registrant, on behalf of Goldman Sachs Multi-Manager Alternatives Fund, and Goldman Sachs Asset Management, L.P. (incorporated by reference from Post-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 30, 2013)

	(2)	Form of Sub-Advisory Agreement between Goldman Sachs Asset Management, L.P. and the Sub-adviser (incorporated by reference from Post-Effective Amendment No. 83 to the Registrant’s registration statement, SEC File No. 333-185659, filed October 24, 2018)

	(3)	Amended Annex A dated February 7, 2018 to the Management Agreement dated April 16, 2013 (incorporated by reference from Post-Effective Amendment No. 69 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2018)

(e)	(1)	Distribution Agreement between Registrant and Goldman Sachs & Co. LLC, dated April 16, 2013 (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

	(2)	Amended Exhibit A dated February 7, 2018 to the Distribution Agreement dated April 16, 2013 (incorporated by reference from Post-Effective Amendment No. 69 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2018)

(f)	Not applicable

(g)	(1)	Custodian Contract between Goldman Sachs Trust and State Street Bank and Trust Company (incorporated by reference from Post-Effective Amendment No. 26 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed December 29, 1995)

(2)	Fee schedule dated January 6, 2000 relating to Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (High Yield Municipal Fund) (incorporated by reference from Post-Effective Amendment No. 62 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed February 23, 2000)

(3)	Fee schedule dated April 14, 2000 relating to Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Enhanced Income Fund) (incorporated by reference from Post-Effective Amendment No. 65 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed May 3, 2000)

(4)	Letter Agreement dated September 27, 1999 between Goldman Sachs Trust and State Street Bank and Trust Company relating to Custodian Contract dated July 15, 1991 (incorporated by reference from Post-Effective Amendment No. 62 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed February 23, 2000)

(5)	Amendment dated July 2, 2001 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (incorporated by reference from Post-Effective Amendment No. 73 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed December 21, 2001)

(6)	Amendment dated August 1, 2001 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (incorporated by reference from Post-Effective Amendment No. 75 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed April 15, 2002)

(7)	Letter Amendment dated August 26, 2003 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Emerging Markets Debt Fund) (incorporated by reference from Post-Effective Amendment No. 218 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed April 30, 2009)

(8)	Letter Amendment dated October 28, 2003 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs U.S. Mortgages Fund) (incorporated by reference from Post-Effective Amendment No. 218 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed April 30, 2009)

(9)	Letter Amendment dated March 14, 2007 to Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Satellite Strategies Portfolio) (incorporated by reference from Post-Effective Amendment No. 218 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed April 30, 2009)

(10)	Letter Amendment dated May 2, 2007 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Small Cap Growth Insights Fund and Goldman Sachs Small Cap Value Insights Fund (formerly, Goldman Sachs Structured Small Cap Growth Fund and Goldman Sachs Structured Small Cap Value Fund, respectively)) (incorporated by reference from Post-Effective Amendment No. 218 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed April 30, 2009)

(11)	Letter Amendment dated August 10, 2007 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Inflation Protected Securities Fund) (incorporated by reference from Post-Effective Amendment No. 218 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed April 30, 2009)

(12)	Letter Amendment dated October 4, 2007 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Local Emerging Markets Debt Fund) (incorporated by reference from Post-Effective Amendment No. 218 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed April 30, 2009)

(13)	Letter Amendment dated November 19, 2009 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Blue Chip Fund (formerly, Goldman Sachs U.S. Equity Fund)) (incorporated by reference from Post-Effective Amendment No. 226 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed November 24, 2009)

(14)	Letter Amendment dated August 11, 2009 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Technology Opportunities Fund (formerly, Goldman Sachs Tollkeeper Fund)) (incorporated by reference from Post-Effective Amendment No. 229 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed December 24, 2009)

(15)	Letter Amendment dated June 30, 2010 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Strategic Income Fund) (incorporated by reference from Post-Effective Amendment No. 249 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed June 30, 2010)

(16)	Letter Amendment dated February 14, 2011 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs High Yield Floating Rate Fund) (incorporated by reference from Post-Effective Amendment No. 277 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed April 5, 2011)

(17)	Letter Amendment dated January 9, 2012 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Focused Growth Fund) (incorporated by reference from Post-Effective Amendment No. 304 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed January 25, 2012)

(18)	Letter Amendment dated January 31, 2012 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Rising Dividend Growth Fund) (incorporated by reference from Post-Effective Amendment No. 311 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed February 27, 2012)

(19)	Letter Amendment dated February 2, 2012 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Short Duration Income Fund) (incorporated by reference from Post-Effective Amendment No. 313 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed February 28, 2012)

(20)	Letter Amendment dated March 6, 2013 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs MLP Energy Infrastructure Fund) (incorporated by reference from Post-Effective Amendment No. 353 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed March 25, 2013)

(21)	Letter Amendment dated April 16, 2013 to the Custodian Contract dated July 15, 1991 between Goldman Sachs Trust and State Street Bank and Trust Company (Goldman Sachs Multi-Manager Alternatives Fund) (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

(22)	Letter Amendment dated May 6, 2013 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Total Emerging Markets Income Fund (formerly, Goldman Sachs Dynamic Emerging Markets Debt Fund)) (incorporated by reference from Post-Effective Amendment No. 360 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed May 28, 2013)

(23)	Letter Amendment dated October 1, 2013 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs MLP Income Opportunities Fund) (incorporated by reference from Post-Effective Amendment No. 2 to Goldman Sachs MLP Income Opportunities Fund’s registration statement, SEC File No. 333-189529, filed October 25, 2013)

(24)	Letter Amendment dated December 11, 2013 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Small/Mid Cap Value Fund) (incorporated by reference from Post-Effective Amendment No. 387 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed January 30, 2014)

(25)	Letter Amendment dated December 5, 2013 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Short-Term Conservative Income Fund (formerly, Goldman Sachs Limited Maturity Obligations Fund)) (incorporated by reference from Post-Effective Amendment No. 395 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed February 28, 2014)

(26)	Letter Amendment dated January 8, 2014 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Long Short Credit Strategies Fund) (incorporated by reference from Post-Effective Amendment No. 408 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed March 21, 2014)

(27)	Letter Amendment dated June 16, 2014 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Tactical Tilt Overlay Fund (formerly, Goldman Sachs Tactical Tilt Implementation Fund)) (incorporated by reference from Post-Effective Amendment No. 424 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed July 24, 2014)

(28)	Letter Amendment to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs MLP and Energy Renaissance Fund) (incorporated by reference from Post-Effective Amendment No. 1 to Goldman Sachs MLP and Energy Renaissance Fund’s registration statement, SEC File No. 333-197328, filed August 26, 2014)

(29)	Letter Amendment dated December 17, 2014 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Multi-Manager Non-Core Fixed Income Fund) (incorporated by reference from Post-Effective Amendment No. 10 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 13, 2015)

(30)	Letter Amendment dated December 17, 2014 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Global Managed Beta Fund) (incorporated by reference from Post-Effective Amendment No. 440 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed February 18, 2015)

(31)	Letter Amendment dated August 13, 2015 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Absolute Return Multi-Asset Fund (formerly, Goldman Sachs Global Absolute Return Fund) and Goldman Sachs Focused Value Fund) (incorporated by reference from Post-Effective Amendment No. 494 to Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed August 31, 2015)

(32)	Letter Amendment dated June 10, 2015 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Multi-Manager Global Equity Fund, Goldman Sachs Multi-Manager Real Assets Strategy Fund, Multi-Manager International Equity Fund and Multi-Manager U.S. Dynamic Equity Fund) (incorporated by reference from Post-Effective Amendment No. 24 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 25, 2015)

(33)	Letter Amendment dated June 10, 2015 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Cayman Commodity-MMRA, Ltd.) (incorporated by reference from Post-Effective Amendment No. 24 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 25, 2015)

(34)	Letter Amendment dated September 8, 2015 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Cayman Commodity-MMA, Ltd.) (incorporated by reference from Post-Effective Amendment No. 24 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 25, 2015)

(35)	Letter Amendment dated June 17, 2014 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Cayman Commodity-TTIF, Ltd.) (formerly, Goldman Sachs Cayman Commodity TTIF Fund Ltd.) (incorporated by reference from Post-Effective Amendment No. 514 to the Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed December 23, 2015)

(36)	Letter Amendment dated June 11, 2015 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Cayman Commodity-ARM, Ltd.) (formerly, Cayman Commodity-GARF, Ltd.) (incorporated by reference from Post-Effective Amendment No. 514 to the Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed December 23, 2015)

(37)	Letter Amendment dated March 31, 2016 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Cayman Commodity-MMRA, Ltd.) (incorporated by reference from Post-Effective Amendment No. 42 to the Registrant’s registration statement, SEC File No. 333-185659, filed March 31, 2016)

	(38)	Letter Amendment dated May 31, 2016 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Cayman Commodity-MMA II, Ltd.) (incorporated by reference from Post-Effective Amendment No. 49 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 18, 2016)

	(39)	Letter Amendment dated May 31, 2016 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Strategic Factor Allocation Fund) (incorporated by reference from Post-Effective Amendment No. 568 to the Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed June 27, 2016)

	(40)	Letter Amendment dated November 30, 2016 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs GQG Partners International Opportunities Fund) (incorporated by reference from Post-Effective Amendment No. 54 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2017)

	(41)	Letter Amendment dated August 19, 2016 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Target Date 2020 Portfolio, Goldman Sachs Target Date 2025 Portfolio, Goldman Sachs Target Date 2030 Portfolio, Goldman Sachs Target Date 2035 Portfolio, Goldman Sachs Target Date 2040 Portfolio, Goldman Sachs Target Date 2045 Portfolio, Goldman Sachs Target Date 2050 Portfolio and Goldman Sachs Target Date 2055 Portfolio) (incorporated by reference from Post-Effective Amendment No. 59 to the Registrant’s registration statement, SEC File No. 333-185659, filed December 18, 2017)

	(42)	Letter Amendment dated June 27, 2016 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Global Infrastructure Fund) (incorporated by reference from Post-Effective Amendment No. 638 to the Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed December 22, 2017)

	(43)	Letter Amendment dated September 20, 2017 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs MLP & Energy Fund) (incorporated by reference from Post-Effective Amendment No. 638 to the Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed December 22, 2017)

	(44)	Letter Amendment dated April 6, 2018 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Target Date 2060 Portfolio) (incorporated by reference from Post-Effective Amendment No. 83 to the Registrant’s registration statement, SEC File No. 333-185659, filed October 24, 2018)

(h)	(1)	Transfer Agency Agreement dated April 16, 2013 between Registrant and Goldman Sachs & Co. LLC (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

	(2)	Amended and Restated Transfer Agency Agreement Fee Schedule dated March 20, 2018 to the Transfer Agency Agreement dated April 16, 2013 between Registrant and Goldman Sachs & Co. LLC (incorporated by reference from Post-Effective Amendment No. 77 to the Registrants registration statement, SEC File No. 333-185659, filed April 16, 2018)

(3)	Administration Agreement between Registrant and State Street Bank and Trust Company (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

(4)	Letter Amendment dated December 16, 2014 to the Administration Agreement between Registrant and State Street Bank and Trust Company (Goldman Sachs Multi-Manager Non-Core Fixed Income Fund) (incorporated by reference from Post-Effective Amendment No. 10 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 13, 2015)

(5)	Amendment dated January 21, 2015 to the Administration Agreement between Registrant and State Street Bank and Trust Company (incorporated by reference from Post-Effective Amendment No. 11 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 27, 2015)

(6)	Letter Amendment dated June 18, 2015 to the Administration Agreement between Registrant and State Street Bank and Trust Company (Goldman Sachs Multi-Manager Global Equity Fund, Goldman Sachs Multi-Manager Real Assets Strategy Fund, Multi-Manager International Equity Fund, and Multi-Manager U.S. Dynamic Equity Fund) (incorporated by reference from Post-Effective Amendment No. 24 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 25, 2015)

(7)	Letter Amendment dated June 18, 2015 to the Administration Agreement between Registrant and State Street Bank and Trust Company (Cayman Commodity-MMRA, Ltd.) (incorporated by reference from Post-Effective Amendment No. 24 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 25, 2015)

(8)	Letter Amendment dated September 8, 2015 to the Administration Agreement between Registrant and State Street Bank and Trust Company (Cayman Commodity-MMA, Ltd.) (incorporated by reference from Post-Effective Amendment No. 24 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 25, 2015)

(9)	Fee Waiver Agreement dated September 2, 2015 between Goldman Sachs Asset Management, L.P. and Registrant relating to the Goldman Sachs Multi-Manager Alternatives Fund (incorporated by reference from Post-Effective Amendment No. 24 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 25, 2015)

(10)	Appointment of Agent for Service of Process relating to Cayman Commodity-MMA, Ltd. (incorporated by reference from Post-Effective Amendment No. 24 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 25, 2015)

(11)	Fee Waiver Agreement dated October 29, 2015 between Goldman Sachs Asset Management, L.P. and Registrant relating to the Goldman Sachs Multi-Manager Real Assets Strategy Fund (incorporated by reference from Post-Effective Amendment No. 24 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 25, 2015)

(12)	Appointment of Agent for Service of Process relating to the Cayman Commodity-MMRA, Ltd. (incorporated by reference from Post-Effective Amendment No. 24 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 25, 2015)

(13)	Amendment dated May 31, 2016 to the Administration Agreement dated April 30, 2013 between Registrant and State Street Bank and Trust Company (Cayman Commodity-MMA II, Ltd.) (incorporated by reference from Post-Effective Amendment No. 49 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 18, 2016)

(14)	Appointment of Agent for Service of Process relating to the Cayman Commodity-MMA II, Ltd. (incorporated by reference from Post-Effective Amendment No. 46 to the Registrant’s registration statement, SEC File No. 333-185659, filed June 23, 2016)

(15)	Fee Waiver Agreement dated March 23, 2016 between Goldman Sachs Asset Management, L.P. and Registrant relating to the Goldman Sachs Multi-Manager Alternatives Fund (incorporated by reference from Post-Effective Amendment No. 46 to the Registrant’s registration statement, SEC File No. 333-185659, filed June 23, 2016)

(16)	Amendment dated November 30, 2016 to the Administration Agreement dated April 30, 2013 between Registrant and State Street Bank and Trust Company (Goldman Sachs GQG Partners International Opportunities Fund) (incorporated by reference from Post-Effective Amendment No. 54 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2017)

(17)	Amendment dated August 19, 2016 to the Administration Agreement dated April 30, 2013 between Registrant and State Street Bank and Trust Company (Goldman Sachs Target Date 2020 Portfolio, Goldman Sachs Target Date 2025 Portfolio, Goldman Sachs Target Date 2030 Portfolio, Goldman Sachs Target Date 2035 Portfolio, Goldman Sachs Target Date 2040 Portfolio, Goldman Sachs Target Date 2045 Portfolio, Goldman Sachs Target Date 2050 Portfolio and Goldman Sachs Target Date 2055 Portfolio) (incorporated by reference from Post-Effective Amendment No. 59 to the Registrant’s registration statement, SEC File No. 333-185659, filed December 18, 2017)

(18)	Amendment dated April 6, 2018 to the Administration Agreement dated April 30, 2013 between Registrant and State Street Bank and Trust Company (Goldman Sachs Target Date 2060 Portfolio) (incorporated by reference from Post-Effective Amendment No. 83 to the Registrant’s registration statement, SEC File No. 333-185659, filed October 24, 2018)

(19)	Fee Waiver Agreement dated November 15, 2017 between Goldman Sachs Asset Management, L.P. and Registrant relating to the Goldman Sachs Multi-Manager Alternatives Fund (filed herewith)

(20)	Fee Waiver Agreement dated November 15, 2017 between Goldman Sachs Asset Management, L.P. and Registrant relating to the Goldman Sachs Multi-Manager Alternatives Fund (filed herewith)

(21)	Letter Amendment dated August 16, 2017 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Cayman Commodity-TEX, Ltd.) (incorporated by reference from Post-Effective Amendment No. 624 to the Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed August 24, 2017)

(22)	Letter Amendment dated June 27, 2016 to the Custodian Contract dated July 15, 1991 between Registrant and State Street Bank and Trust Company (Goldman Sachs Global Infrastructure Fund) (incorporated by reference from Post-Effective Amendment No. 638 to the Goldman Sachs Trust’s registration statement, SEC File No. 33-17619, filed December 22, 2017)

(i)	Opinion and Consent of Dechert LLP (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(j)	Not applicable

(k)	Not applicable

(l)	Subscription Letter related to Initial Capital provided by The Goldman Sachs Group, Inc. (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

(m)	(1)	Class A Shares Distribution and Service Plan dated as of April 16, 2013 (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

	(2)	Class C Shares Distribution and Service Plan dated as of April 16, 2013 (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

	(3)	Class R Shares Distribution and Service Plan dated as of April 16, 2013 (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

	(4)	Goldman Sachs Trust II Service Shares Service Plan and Shareholder Administration Plan dated as of May 5, 2016 (incorporated by reference from Post-Effective Amendment No. 46 to the Registrant’s registration statement, SEC File No. 333-185659, filed June 23, 2016)

	(5)	Class T Shares Distribution and Service Plan dated as of February 2, 2017 (incorporated by reference from Post-Effective Amendment No. 54 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2017)

(n)	Plan in Accordance with Rule 18f-3, amended and restated as of February 28, 2019 (incorporated by reference from Post-Effective Amendment No. 89 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(p)	(1)	Code of Ethics — Goldman Sachs Trust II, dated December 11, 2017 (incorporated by reference from Post-Effective Amendment No. 69 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2018)

	(2)	Code of Ethics — Goldman Sachs & Co. LLC, Goldman Sachs Asset Management, L.P., and Goldman Sachs Asset Management International, dated February 6, 2012 (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

	(3)	Code of Ethics of Ares Capital Management II LLC, dated July 2012 (incorporated by reference from Pre-Effective Amendment No. 1 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 19, 2013)

	(4)	Code of Ethics of Brigade Capital Management, LP, dated September 2018 (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(5)	Code of Ethics of First Pacific Advisors, LP, dated February 2015 (incorporated by reference from Post-Effective Amendment No. 17 to the Registrant’s registration statement, SEC File No. 333-185659, filed May 18, 2015)

(6)	Code of Ethics of Sirios Capital Management, L.P., dated June 2013 (incorporated by reference from Post-Effective Amendment No. 5 to the Registrant’s registration statement, SEC File No. 333-185659, filed April 29, 2014)

(7)	Code of Ethics of BlueBay Asset Management LLP, dated December 2017 (incorporated by reference from Post-Effective Amendment No. 83 to the Registrant’s registration statement, SEC File No. 333-185659, filed October 24, 2018)

(8)	Code of Ethics of Symphony Asset Management LLC, dated July 2018 (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(9)	Code of Ethics of Causeway Capital Management LLC, dated June 2018 (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(10)	Code of Ethics of Fisher Asset Management, LLC, dated November 2017 (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(11)	Code of Ethics of GW&K Investment Management, LLC, dated December 2018 (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(12)	Code of Ethics of Boston Partners Global Investors, Inc. (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(13)	Code of Ethics of Vulcan Value Partners, LLC, dated January 2015 (incorporated by reference from Post-Effective Amendment No. 17 to the Registrant’s registration statement, SEC File No. 333-185659, filed May 18, 2015)

(14)	Code of Ethics of WCM Investment Management, dated January 2019 (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(15)	Code of Ethics of PGIM Real Estate, dated January 2019 (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(16)	Code of Ethics of RREEF America L.L.C. (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(17)	Code of Ethics of Massachusetts Financial Services Company d/b/a/ MFS Investment Management, dated February 2019 (filed herewith)

(18)	Code of Ethics of Smead Capital Management, Inc., dated October 2018 (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(19)	Code of Ethics of RARE Infrastructure (North America) Pty Limited, dated April 2016 (incorporated by reference from Post-Effective Amendment No. 54 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2017)

(20)	Code of Ethics of Lazard Asset Management LLC, dated September 2017 (incorporated by reference from a Post-Effective Amendment to the Registrant’s registration statement, SEC File No. 333-185659, filed December 22, 2017)

(21)	Code of Ethics of Principal Global Investors, LLC, dated January 2019 (filed herewith)

(22)	Code of Ethics of Brown Advisory LLC (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(23)	Code of Ethics of Algert Global, LLC, effective September 2016 (incorporated by reference from Post-Effective Amendment No. 49 to the Registrant’s registration statement, SEC File No. 333-185659, filed November 18, 2016)

(24)	Code of Ethics of GQG Partners LLC, dated October 2018 (filed herewith)

(25)	Code of Ethics of Presima Inc., effective February 2019 (incorporated by reference from Post-Effective Amendment No. 89 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(26)	Code of Ethics of Wellington Management Company LLP, dated April 2017 (incorporated by reference from a Post-Effective Amendment to the Registrant’s registration statement, SEC File No. 333-185659, filed December 22, 2017)

(27)	Code of Ethics of Legal & General Investment Management America, Inc., effective November 2018 (incorporated by reference from Post-Effective Amendment No. 84 to the Registrant’s registration statement, SEC File No. 333-185659, filed December 18, 2018)

(28)	Code of Ethics of Crabel Capital Management, LLC, dated April 2017 (incorporated by reference from a Post-Effective Amendment to the Registrant’s registration statement, SEC File No. 333-185659, filed December 22, 2017)

(29)	Code of Ethics of Emso Asset Management Limited, effective March 2017 (incorporated by reference from a Post-Effective Amendment to the Registrant’s registration statement, SEC File No. 333-185659, filed December 22, 2017)

(30)	Code of Ethics of Bardin Hill Arbitrage IC Management LP (formerly, Halcyon Arbitrage IC Management LP), dated October 2018 (incorporated by reference from Post-Effective Amendment No. 89 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

(31)	Code of Ethics of River Canyon Fund Management LLC, effective March 2018 (incorporated by reference from Post-Effective Amendment No. 77 to the Registrants registration statement, SEC File No. 333-185659, filed April 16, 2018)

	(32)	Code of Ethics of TCW Investment Management Company LLC, dated October 2018 (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

	(33)	Code of Ethics of DWS Investment Management Americas, Inc. (incorporated by reference from Post-Effective Amendment No. 92 to the Registrant’s registration statement, SEC File No. 333-185659, filed February 28, 2019)

	(34)	Code of Ethics of QMA LLC (formerly, Quantitative Management Associates LLC), dated July 11, 2016 (incorporated by reference from Post-Effective Amendment No. 83 to the Registrant’s registration statement, SEC File No. 333-185659, filed October 24, 2018)

	(35)	Code of Ethics of Vaughan Nelson Investment Management, L.P., dated February 28, 2018 (incorporated by reference from Post-Effective Amendment No. 83 to the Registrant’s registration statement, SEC File No. 333-185659, filed October 24, 2018)

	(36)	Code of Ethics of ADG Capital Management LLP, effective November 2018 (incorporated by reference from Post-Effective Amendment No. 84 to the Registrant’s registration statement, SEC File No. 333-185659, filed December 18, 2018)

	(37)	Code of Ethics of Artisan Partners Limited Partnership, dated August 2018 (incorporated by reference from Post-Effective Amendment No. 84 to the Registrant’s registration statement, SEC File No. 333-185659, filed December 18, 2018)

	(38)	Code of Ethics of Cohen & Steers Capital Management, Inc., dated March 2018 (filed herewith)

	(39)	Code of Ethics of Marathon Asset Management, L.P., dated December 2018 (filed herewith)

(q)	(1)	Powers of Attorney for James A. McNamara, Joseph F. DiMaria, John F. Killian, Cheryl K. Beebe, Lawrence Hughes, Scott M. McHugh and Steven D. Krichmar, dated August 8, 2018 (incorporated by reference from Post-Effective Amendment No. 83 to the Registrant’s registration statement, SEC File No. 333-185659, filed October 24, 2018)

	(2)	Power of Attorney for Joseph F. DiMaria, dated May 1, 2019 (filed herewith)

Item 29. Persons Controlled by or Under Common Control with the Fund

Goldman Sachs Multi-Manager Real Assets Strategy Fund, a series of the Registrant, wholly owns and controls Cayman Commodity-MMRA, Ltd. (the “MMRA Subsidiary”), a company organized under the laws of the Cayman Islands. The MMRA Subsidiary’s financial statements will be included on a consolidated basis in the Goldman Sachs Multi-Manager Real Assets Strategy Fund’s annual and semi-annual reports to shareholders.

Goldman Sachs Multi-Manager Alternatives Fund, a series of the Registrant, wholly owns and controls Cayman Commodity-MMA, Ltd. (the “MMA Subsidiary”), a company organized under the laws of the Cayman Islands. The MMA Subsidiary’s financial statements will be included on a consolidated basis in the Goldman Sachs Multi-Manager Alternatives Fund’s annual and semi-annual reports to shareholders.

Goldman Sachs Multi-Manager Alternatives Fund, a series of the Registrant, wholly owns and controls Cayman Commodity-MMA II, Ltd. (the “MMA II Subsidiary”), a company organized under the laws of the Cayman Islands. The MMA II Subsidiary’s financial statements will be included on a consolidated basis in the Goldman Sachs Multi-Manager Alternatives Fund’s annual and semi-annual reports to shareholders.

Goldman Sachs Multi-Manager Alternatives Fund, a series of the Registrant, wholly owns and controls Cayman Commodity-MMA III, Ltd. (the “MMA III Subsidiary”), a company organized under the laws of the Cayman Islands. The MMA III Subsidiary’s financial statements will be included on a consolidated basis in the Goldman Sachs Multi-Manager Alternatives Fund’s annual and semi-annual reports to shareholders.

Goldman Sachs Multi-Manager Alternatives Fund, a series of the Registrant, wholly owns and controls Cayman Commodity-MMA IV, Ltd. (the “MMA IV Subsidiary”), a company organized under the laws of the Cayman Islands. The MMA IV Subsidiary’s financial statements will be included on a consolidated basis in the Goldman Sachs Multi-Manager Alternatives Fund’s annual and semi-annual reports to shareholders.

Goldman Sachs Multi-Manager Alternatives Fund, a series of the Registrant, wholly owns and controls Cayman Commodity-MMA V, Ltd. (the “MMA V Subsidiary”), a company organized under the laws of the Cayman Islands. The MMA V Subsidiary’s financial statements will be included on a consolidated basis in the Goldman Sachs Multi-Manager Alternatives Fund’s annual and semi-annual reports to shareholders.

Item 30. Indemnification

Article VII, Section 7.5 of the Amended and Restated Declaration of the Registrant, a Delaware statutory trust, provides for indemnification of the Trustees, officers and employees of the Registrant by the Registrant, subject to certain limitations. The Declaration of Trust is incorporated by reference to Exhibit (a).

Section 9 of the Distribution Agreement between the Registrant and Goldman Sachs & Co. LLC dated April 16, 2013, and Section 7 of the Transfer Agency Agreement between the Registrant and Goldman Sachs & Co. LLC dated April 16, 2013, provide that the Registrant will indemnify Goldman Sachs & Co. LLC against certain liabilities, subject to certain conditions. Copies of the Distribution Agreement and the Transfer Agency Agreement are incorporated by reference as Exhibits (e)(1) and (h)(1), respectively, to the Registrant’s Registration Statement.

Mutual fund and trustees and officers liability policies purchased by the Registrant insure such persons and their respective trustees, partners, officers and employees, subject to the policies’ coverage limits and exclusions and varying deductibles, against loss resulting from claims by reason of any act, error, omission, misstatement, misleading statement, neglect or breach of duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 31. Business and Other Connections of Investment Adviser

Goldman Sachs Asset Management, L.P. (“GSAM”) is an indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc. and serves as investment adviser to the Registrant. GSAM is engaged in the investment advisory business. GSAM is part of The Goldman Sachs Group, Inc., a public company that is a bank holding company, financial holding company and a world-wide, full-service financial services organization. GSAM Holdings LLC is the general partner and principal owner of GSAM. Information about the officers and partners of GSAM is included in their Form ADV filed with the Commission (registration number 801-37591) and is incorporated herein by reference.

ADG Capital Management LLP (“ADG”) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund. ADG is primarily engaged in the investment management business. Information about the officers and partners of ADG is included in its Form ADV filed with the Commission (registration number 801-112708) and is incorporated herein by reference.

Algert Global, LLC (“Algert”) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund. Algert is primarily engaged in the investment management business. Information about the officers and managers of Algert is included in its Form ADV filed with the Commission (registration number 801-61878) and is incorporated herein by reference.

Ares Capital Management II LLC (“Ares”) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund and Goldman Sachs Multi-Manager Non-Core Fixed Income Fund. Ares is primarily engaged in the investment management business. Information about the officers and members of Ares is included in its Form ADV filed with the Commission (registration number 801-72399) and is incorporated herein by reference.

Artisan Partners Limited Partnership (“Artisan Partners”) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund. Artisan Partners is primarily engaged in the investment management business. Information about the officers and partners of Artisan Partners is included in its Form ADV filed with the Commission (registration number 801-70101) and is incorporated herein by reference.

Bardin Hill Arbitrage IC Management LP (“Bardin Hill”) (formerly, Halcyon Arbitrage IC Management LP) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund. Bardin Hill is primarily engaged in the investment management business. Information about the officers and members of Bardin Hill is included in its Form ADV filed with the Commission (registration number 801-78899) and is incorporated herein by reference.

BlueBay Asset Management LLP (“BlueBay”) serves as sub-adviser to Goldman Sachs Multi-Manager Non-Core Fixed Income Fund. BlueBay is primarily engaged in the investment management business. Information about the officers and partners of BlueBay is included in its Form ADV filed with the Commission (registration number 801-61494) and is incorporated herein by reference.

Boston Partners Global Investors, Inc. (“Boston Partners”) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund and Multi-Manager U.S. Small Cap Equity Fund. Boston Partners is primarily engaged in the investment management business. Information about the officers and director of Boston Partners is included in its Form ADV filed with the Commission (registration number 801-61786) and is incorporated herein by reference.

Brigade Capital Management, LP (“Brigade”) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund and Goldman Sachs Multi-Manager Non-Core Fixed Income Fund. Brigade is primarily engaged in the investment management business. Information about the officers and partners of Brigade is included in its Form ADV filed with the Commission (registration number 801-69965) and is incorporated herein by reference.

Brown Advisory LLC (“Brown”) serves as sub-adviser to Multi-Manager U.S. Small Cap Equity Fund. Brown is primarily engaged in the investment management business. Information about the officers and members of Brown is included in its Form ADV filed with the Commission (registration number 801-38826) and is incorporated herein by reference.

Causeway Capital Management LLC (“Causeway”) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund and Multi-Manager International Equity Fund. Causeway is primarily engaged in the investment management business. Information about the officers and members of Causeway is included in its Form ADV filed with the Commission (registration number 801-60343) and is incorporated herein by reference.

Cohen & Steers Capital Management, Inc. (“Cohen & Steers”) serves as sub-adviser to Goldman Sachs Multi-Manager Real Assets Strategy Fund. Cohen & Steers is primarily engaged in the investment management business. Information about the officers and directors of Cohen & Steers is included in its Form ADV filed with the Commission (registration number 801-27721) and is incorporated herein by reference.

Crabel Capital Management, LLC (“Crabel”) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund. Crabel is primarily engaged in the investment management business. Information about the officers and members of Crabel is included in its Form ADV filed with the Commission (registration number 801-110141) and is incorporated herein by reference.

DWS Investment Management Americas, Inc. (“DIMA”) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund. DIMA is primarily engaged in the investment management business. Information about the officers and directors of DIMA is included in its Form ADV filed with the Commission (registration number 801-252) and is incorporated herein by reference.

Emso Asset Management Limited (“Emso”) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund. Emso is primarily engaged in the investment management business. Information about the officers and members of Emso is included in its Form ADV filed with the Commission (registration number 801-66016) and is incorporated herein by reference.

First Pacific Advisors, LP (“FPA”) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund. FPA is primarily engaged in the investment management business. Information about the officers and members of FPA is included in its Form ADV filed with the Commission (registration number 801-67160) and is incorporated herein by reference.

Fisher Asset Management, LLC (“Fisher”) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund. Fisher is primarily engaged in the investment management business. Information about the officers and members of Fisher is included in its Form ADV filed with the Commission (registration number 801-29362) and is incorporated herein by reference.

GQG Partners LLC (“GQG”) serves as sub-adviser to Goldman Sachs GQG Partners International Opportunities Fund and Goldman Sachs Multi-Manager Alternatives Fund. GQG is primarily engaged in the investment management business. Information about the officers and manager of GQG is included in its Form ADV filed with the Commission (registration number 801-107734) and is incorporated herein by reference.

GW&K Investment Management, LLC (“GW&K”) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund. GW&K is primarily engaged in the investment management business. Information about the officers and manager of GW&K is included in its Form ADV filed with the Commission (registration number 801-61559) and is incorporated herein by reference.

Lazard Asset Management LLC (“Lazard”) serves as sub-adviser to Goldman Sachs Multi-Manager Non-Core Fixed Income Fund and Multi-Manager U.S. Dynamic Equity Fund. Lazard is primarily engaged in the investment management business. Information about the officers and parent company of Lazard is included in its Form ADV filed with the Commission (registration number 801-61701) and is incorporated herein by reference.

Legal & General Investment Management America, Inc. (“LGIMA”) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund. LGIMA is primarily engaged in the investment management business. Information about the officers and manager of LGIMA is included in its Form ADV filed with the Commission (registration number 801-69862) and is incorporated herein by reference.

Marathon Asset Management, L.P. (“Marathon”) serves as sub-adviser to Goldman Sachs Multi-Manager Non-Core Fixed Income Fund. Marathon is primarily engaged in the investment management business. Information about the officers and partners of Marathon is included in its Form ADV filed with the Commission (registration number 801-61792) and is incorporated herein by reference.

Massachusetts Financial Services Company doing business as MFS Investment Management (“MFS”) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund and Multi-Manager International Equity Fund. MFS is primarily engaged in the investment management business. Information about the officers and directors of MFS is included in its Form ADV filed with the Commission (registration number 801-17352) and is incorporated herein by reference.

PGIM Real Estate (“PRE”) serves as sub-adviser to Goldman Sachs Multi-Manager Real Assets Strategy Fund. PRE is primarily engaged in the investment management business. Information about the officers and directors of PRE is included in its Form ADV filed with the Commission (registration number 801-22808) and is incorporated herein by reference.

Presima Inc. (“Presima”) serves as sub-adviser to Goldman Sachs Multi-Manager Real Assets Strategy Fund. Presima is primarily engaged in the investment management business. Information about the officers and directors of Presima is included in its Form ADV filed with the Commission (registration number 801-66599) and is incorporated herein by reference.

Principal Global Investors, LLC (“Principal”) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund. Principal is primarily engaged in the investment management business. Information about the officers and members of Principal is included in its Form ADV filed with the Commission (registration number 801-55959) and is incorporated herein by reference.

QMA LLC (“QMA”) (formerly, Quantitative Management Associates LLC) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund and Multi-Manager U.S. Small Cap Equity Fund. QMA is primarily engaged in the investment management business. Information about the officers and members of QMA is included in its Form ADV filed with the Commission (registration number 801-62692) and is incorporated herein by reference.

RARE Infrastructure (North America) Pty Limited (“RARE”) serves as sub-adviser to Goldman Sachs Multi-Manager Real Assets Strategy Fund. RARE is primarily engaged in the investment management business. Information about the officers and directors of RARE is included in its Form ADV filed with the Commission (registration number 801-70506) and is incorporated herein by reference.

River Canyon Fund Management LLC (“River Canyon”) serves as sub-adviser to the Goldman Sachs Multi-Manager Alternatives Fund. River Canyon is primarily engaged in the investment management business. Information about the officers and members of River Canyon is included in its Form ADV filed with the Commission (registration number 801-78722) and is incorporated herein by reference.

RREEF America L.L.C. (“RREEF”) serves as sub-adviser to Goldman Sachs Multi-Manager Real Assets Strategy Fund. RREEF is primarily engaged in the investment management business. Information about the officers of RREEF is included in its Form ADV filed with the Commission (registration number 801-55209) and is incorporated herein by reference.

Russell Investments Commodity Advisor, LLC (“RICA”) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund and Goldman Sachs Multi-Manager Global Equity Fund. RICA is primarily engaged in the investment management business. Information about the officers and directors of RICA is included in its Form ADV filed with the Commission (registration number 801-112132) and is incorporated herein by reference.

Sirios Capital Management, L.P. (“Sirios”) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund and Multi-Manager U.S. Dynamic Equity Fund. Sirios is primarily engaged in the investment management business. Information about the officers and partners of Sirios is included in its Form ADV filed with the Commission (registration number 801-73570) and is incorporated herein by reference.

Smead Capital Management, Inc. (“Smead”) serves as sub-adviser to Multi-Manager U.S. Dynamic Equity Fund. Smead is primarily engaged in the investment management business. Information about the officers and shareholders of Smead is included in its Form ADV filed with the Commission (registration number 801-67839) and is incorporated herein by reference.

Symphony Asset Management LLC (“Symphony”) serves as sub-adviser to Goldman Sachs Multi-Manager Non-Core Fixed Income Fund. Symphony is primarily engaged in the investment management business. Information about the officers and members of Symphony is included in its Form ADV filed with the Commission (registration number 801-52638) and is incorporated herein by reference.

TCW Investment Management Company LLC (“TCW”) serves as sub-adviser to Goldman Sachs Multi-Manager Non-Core Fixed Income Fund. TCW is primarily engaged in the investment management business. Information about the officers and members of TCW is included in its Form ADV filed with the Commission (registration number 801-29075) and is incorporated herein by reference.

Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund and Multi-Manager U.S. Dynamic Equity Fund. Vaughan Nelson is primarily engaged in the investment management business. Information about the officers and partners of Vaughan Nelson is included in its Form ADV filed with the Commission (registration number 801-51795) and is incorporated herein by reference.

Vulcan Value Partners, LLC (“Vulcan”) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund. Vulcan is primarily engaged in the investment management business. Information about the officers and principals of Vulcan is included in its Form ADV filed with the Commission (registration number 801-70739) and is incorporated herein by reference.

WCM Investment Management (“WCM”) serves as sub-adviser to Goldman Sachs Multi-Manager Global Equity Fund and Multi-Manager International Equity Fund. WCM is primarily engaged in the investment management business. Information about the officers of WCM is included in its Form ADV filed with the Commission (registration number 801-11916) and is incorporated herein by reference.

Wellington Management Company LLP (“Wellington”) serves as sub-adviser to Goldman Sachs Multi-Manager Alternatives Fund and Goldman Sachs Multi-Manager Global Equity Fund. Wellington is primarily engaged in the investment management business. Information about the officers and members of Wellington is included in its Form ADV field with the Commission (registration number 801-15908) and is incorporated herein by reference.

Item 32. Principal Underwriters

(a)

Goldman Sachs & Co. LLC or an affiliate or a division thereof currently serves as distributor for shares of the Registrant, Goldman Sachs Trust and Goldman Sachs Variable Insurance Trust. Goldman Sachs & Co. LLC or a division thereof currently serves as administrator and distributor of the units or shares of The Commerce Funds.

(b)

Set forth below is certain information pertaining to the Managing Directors of Goldman Sachs & Co. LLC, the Registrant’s principal underwriter, who are members of The Goldman Sachs Group, Inc.’s Management Committee. None of the members of the management committee holds a position or office with the Registrant.

GOLDMAN SACHS MANAGEMENT COMMITTEE

Name and Principal Business Address	Position with Goldman Sachs & Co. LLC
David M. Solomon (1)	Chief Executive Officer

John E. Waldron (1)	President and Chief Operating Officer of The Goldman Sachs Group, Inc.

Stephen Scherr (1)	Chief Financial Officer of The Goldman Sachs Group, Inc.

Richard A. Friedman (1)	Global Head of Merchant Banking Division

Richard J. Gnodde (2)	Vice Chairman of The Goldman Sachs Group, Inc., Chief Executive Officer of Goldman Sachs International

Gwen R. Libstag (1)	Head of the Conflicts Resolution Group

Masanori Mochida (4)	President and Representative Director of Goldman Sachs Japan Co., Ltd.

Timothy J. O’Neill (1)	Vice Chairman of The Goldman Sachs Group, Inc., Global Co-Head of Investment Management Division

John F.W. Rogers (1)	Executive Vice President, Chief of Staff, Secretary to Board of Directors

Steven H. Strongin (1)	Head of Global Investment Research Division

Alison J. Mass (1)	Global Head of the Financial and Strategic Investors Group in the Investment Banking Division

Eric S. Lane (1)	Global Co-Head of Investment Management Division

Ashok Varadhan (1)	Global Co-Head of Securities Division

R. Martin Chavez (1)	Vice Chairman of The Goldman Sachs Group, Inc. and Global Co-Head of the Securities Division

Kenneth W. Hitchner (6)	Chairman and Chief Executive Officer of Goldman Sachs in Asia Pacific Ex-Japan

Michael D. Daffey (3)	Global Co-Chief Operating Officer of Equities Franchise

Sarah E. Smith (1)	Executive Vice President, Head of Global Compliance

Justin G. Gmelich (1)	Chief Operating Officer of the FICC franchise

Gregg R. Lemkau (1)	Co-Head of Investment Banking Division

Marc Nachmann (2)	Co-Head of Investment Banking Division

James P. Esposito (3)	Global Co-Head of Securities Division

Sheila H. Patel (3)	Chief Executive Officer of International Goldman Sachs Asset Management, Global Co-Head of GSAM Client Business

Laurence Stein (1)	Chief Administrative Officer of The Goldman Sachs Group, Inc.

Julian C. Salisbury (1)	Head of the Global Special Situations Group

Russell W. Horwitz (1)	Secretary

Dan Dees (7)	Co-Head of the Investment Banking Division

Robin A. Vince (1)	Chief Risk Officer of Goldman Sachs & Co. LLC

Dane E. Holmes (1)	Head of Human Capital Management and Head of Pine Street, the firm’s leadership development group for Partners and select Managing Directors

Dina H. Powell (1)	Partner in Investment Banking Division

Karen P. Seymour (1)	General Counsel, Co-Head of the Legal Department, Executive Vice President, General Counsel, Secretary of the Corporation

Stephanie E. Cohen (1)	Chief Strategy Officer of The Goldman Sachs Group, Inc.

(1)	200 West Street, New York, NY 10282
(2)	Peterborough Court, 133 Fleet Street, London EC4A 2BB, England
(3)	River Court, 120 Fleet Street, London EC4A 2QQ, England
(4)	10-1, Roppongi 6-chome, Minato-Ku, Tokyo 106-6147, Japan
(5)	7 Finance Street, Xicheng District, Beijing, China 100033
(6)	68th Floor, Cheung Kong Center, 2 Queens Road Central, Hong Kong, China
(7)	Fox Plaza, Suite 2600, 2121 Avenue of the Stars, Los Angeles, CA 90067

(c)	Not Applicable.

Item 33. Location of Accounts and Records

The Agreement and Declaration of Trust, By-laws and minute books of the Registrant and certain investment adviser records are in the physical possession of Goldman Sachs Asset Management L.P., 200 West Street, New York, New York 10282. All other accounts, books and other documents required to be maintained under Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are in the physical possession of State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, MA 02111, except for certain transfer agency records which are maintained by Goldman Sachs & Co. LLC, 71 South Wacker Drive, Chicago, Illinois 60606.

Item 34. Management Services

Not applicable.

Item 35. Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 97 to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City and State of New York on the 23rd day of May, 2019.

GOLDMAN SACHS TRUST II
(A Delaware statutory trust)

By:	/s/ Caroline L. Kraus
Caroline L. Kraus,
Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

[1]James A. McNamara	President (Chief Executive Officer) and Trustee	May 23, 2019
James A. McNamara

[2]Joseph F. DiMaria	Treasurer, Principal Financial Officer and Principal Accounting Officer	May 23, 2019
Joseph F. DiMaria

[1]Cheryl K. Beebe	Chair and Trustee	May 23, 2019
Cheryl K. Beebe

[1]Lawrence Hughes	Trustee	May 23, 2019
Lawrence Hughes

[1]John F. Killian	Trustee	May 23, 2019
John F. Killian

[1]Steven D. Krichmar	Trustee	May 23, 2019
Steven D. Krichmar

By:	/s/ Caroline L. Kraus
Caroline L. Kraus,
Attorney-In-Fact

[1]	Pursuant to powers of attorney previously filed.
[2]	Pursuant to power of attorney filed herewith.

CERTIFICATE

The undersigned Secretary for Goldman Sachs Trust II (the “Trust”) hereby certifies that the Board of Trustees of the Trust duly adopted the following resolution at a meeting of the Board held on August 8, 2018.

RESOLVED, that the Trustees and Officers of the Trust who may be required to execute any amendments to the Trust’s Registration Statement be, and each hereby is, authorized to execute a power of attorney appointing James A. McNamara, Caroline L. Kraus, Robert Griffith, and Lindsey Edwards, jointly and severally, their attorneys-in-fact, each with power of substitution, for said Trustees and Officers in any and all capacities to sign the Registration Statement under the Securities Act and the 1940 Act of the Trust and any and all amendments to such Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, the Trustees and Officers hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or may have caused to be done by virtue hereof.

The undersigned Secretary for the Trust further certifies that the Board of Trustees of the Trust duly adopted the following resolution on April 23, 2019.

RESOLVED, that Joseph F. DiMaria, who may be required to execute any amendments to each Fund’s Registration Statement be, and hereby is, authorized to execute a power of attorney appointing James A. McNamara, Caroline L. Kraus and Robert Griffith, jointly and severally, his attorneys-in-fact, each with power of substitution, for Joseph F. DiMaria in any and all capacities to sign the Registration Statement under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, of each Fund and any and all amendments to such Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, with Joseph F. DiMaria hereby ratifying and confirming that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or may have caused to be done by virtue hereof.

Dated: May 23, 2019

/s/ Caroline L. Kraus
Caroline L. Kraus,
Secretary

EXHIBIT LIST

(h)(19)	Fee Waiver Agreement dated November 15, 2017 between Goldman Sachs Asset Management, L.P. and Registrant relating to the Goldman Sachs Multi-Manager Alternatives Fund

(h)(20)	Fee Waiver Agreement dated November 15, 2017 between Goldman Sachs Asset Management, L.P. and Registrant relating to the Goldman Sachs Multi-Manager Alternatives Fund

(p)(17)	Code of Ethics of Massachusetts Financial Services Company d/b/a/ MFS Investment Management, dated February 2019

(p)(21)	Code of Ethics of Principal Global Investors, LLC, dated January 2019

(p)(24)	Code of Ethics of GQG Partners LLC, dated October 2018

(p)(38)	Code of Ethics of Cohen & Steers Capital Management, Inc., dated March 2018

(p)(39)	Code of Ethics of Marathon Asset Management, L.P., dated December 2018

(q)(2)	Power of Attorney for Joseph F. DiMaria, dated May 1, 2019